UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐ Preliminary Proxy Statement                     ☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material under Rule 14a-12

AROTECH CORPORATION
(Exact Name of Registrant as Specified in Charter)
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                                                                   Arotech Corporation

1229 Oak Valley Drive
Ann Arbor, Michigan 48108
Tel:  (800) 281-0356   Fax:  (734) 761-5368
http://www.arotech.com
Nasdaq: ARTX
Robert S. Ehrlich
Chairman and Chief Executive Officer

September 15, 2008

Dear Stockholder:

It is our pleasure to invite you to the 2008 Annual Meeting of Stockholders of Arotech Corporation, a Delaware corporation, to be held at 10:00 a.m. local time on Monday, October 27, 2008 at the offices of Lowenstein Sandler P.C., 1251 Avenue of the Americas, 18th Floor, New York, New York.

As we did last year, we are distributing our proxy materials primarily over the Internet. We believe that this method of distribution encourages more stockholders to vote their proxies and reduces the environmental impact of mass distribution of paper proxy materials. If you wish to receive a paper or e-mail copy of the proxy materials, you may do so in accordance with the procedures set forth in the Notice of Internet Availability of Proxy Materials. However, if you do decide that you want a paper copy of these proxy materials, we urge you to simply print a copy from off of the Internet (available at http://www.voteproxy.com) rather than having your company incur the additional costs of printing and mailing.

Whether or not you plan to attend and regardless of the number of shares you own, it is important that your shares be represented at the meeting. You are accordingly urged to carefully review the proxy materials available to you on the Internet and to vote electronically through the Internet or by telephone, all in accordance with the procedures set forth in the Notice of Internet Availability of Proxy Materials, in order to ensure your representation and the presence of a quorum at the annual meeting. If you submit your proxy and then decide to attend the annual meeting to vote your shares in person, you may still do so if you hold you shares in your own name. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

                                Sincerely,

                                Robert S. Ehrlich
                                Chairman of the Board of Directors

QUESTIONS AND ANSWERS

Although we encourage you to read the proxy statement in its entirety, we include these Questions and Answers to provide background information and brief answers to several questions that you may have about the Annual Meeting.

Q.	What is the purpose of the Annual Meeting?

A.	At our Annual Meeting, stockholders will act upon the matters outlined in the accompanying Notice of Annual Meeting, including the following proposals:

1.
To contract the size of the Board of Directors to seven; to fix the number of Class II directors at two and to elect two Class II directors for a three-year term ending in 2011 and continuing until their successors are duly elected and qualified (beginning on page 2);

2.
To consider and act upon a proposal to approve and ratify, for purposes of NASD Marketplace Rule 4350(i)(1)(D)(ii), the issuance of shares of our common stock in certain events described in this Proxy Statement under the terms of our subordinated convertible notes issued in August 2008 as contemplated by the terms of the notes (beginning on page 5); and

3.	To act upon all other business that may properly come before the meeting or any postponements or adjournments thereof.

Q.	Why have I received a Notice of Internet Availability of Proxy Materials?

A.
As we did last year, we are distributing our proxy materials primarily over the Internet. We believe that this method of distribution encourages more stockholders to vote their proxies and reduces the environmental impact of mass distribution of paper proxy materials. You will not receive a printed copy of our proxy materials unless you specifically request one. If you wish to receive a paper or e-mail copy of the proxy materials, you may do so in accordance with the procedures set forth in the Notice of Internet Availability of Proxy Materials. However, if you do decide that you want a paper copy of these proxy materials, we urge you to simply print a copy from off of the Internet rather than having your company incur the additional costs of printing and mailing.

Q.	Why is Arotech seeking stockholder approval for the first proposal?

A.
Our certificate of incorporation and by-laws provide for a Board of three or more directors, composed of three classes of similar size. The number of directors is currently set at nine. The members of each class are elected in different years, so that only one-third of the Board is elected in any single year.

Two of our directors, after many years of service to us, have expressed their desire to leave the Board. Accordingly, at the annual meeting, we will consider a proposal to contract the size of our Board of Directors from nine to seven, and to move one of our existing directors from Class III to Class II, so that after this election each class will be of similar size. We are therefore proposing the election of two Class II directors for three-year terms that expire in 2011.

Under Delaware law, directors of a corporation are elected by the stockholders, so we are presenting the Board of Directors’ slate of directors for election by the stockholders.

Q.	Why is Arotech seeking stockholder approval for the second proposal?

A.
As a Nasdaq-listed company, we are subject to the Marketplace Rules of the National Association of Securities Dealers. NASD Marketplace Rule 4350(i)(1)(D)(ii) requires stockholder approval for the issuance or potential issuance of securities representing more than 20% of a listed company’s outstanding securities at a price below the greater of book value or market value. We issued subordinated convertible notes and associated warrants in August of 2008. The terms of the subordinated convertible notes provide that we may make

Q&A-1

required periodic payments of principal either in cash or in stock. If we choose to make a payment in stock, the price used to determine the number of shares to be issued will be calculated using an 8% discount to the average trading price of our common stock during 17 of the 20 consecutive trading days ending two days before the payment date. The convertible notes and their associated warrants also contain anti-dilution provisions in respect of future issuances of stock (other than in respect of the convertible notes) at a price below the conversion price of the notes and the exercise price of the warrants, which could cause the related conversion price or exercise price to be decreased to a price less than the market price of our common stock on the date of issuance. Depending on the price of our stock at the time of any issuance under the convertible notes or future unrelated issuances, payments of principal and/or conversion of the convertible notes and exercise of their related warrants could involve issuing more than 20% of the number of shares of our common stock outstanding on the date we issued the notes, and could involve issuing stock at a price below the market price of our stock on the date we issued our notes. We are therefore required to obtain stockholder approval prior to any such issuance.

It is important in this connection to note that we are not presently in violation of any NASD rules in connection with our issuance of the subordinated convertible notes, since the notes and the warrants provide that we may not issue shares of our common stock under the notes or the warrants if such issuances would violate NASD Marketplace Rules.

Q.	What shares can I vote?

A.
All shares of our common stock owned by you as of the close of business on the record date, September 8, 2008, may be voted by you. These shares include (i) shares held directly in your name as the stockholder of record, and (ii) shares held for you as the beneficial owner through a stockbroker, bank or other nominee. Each share of common stock owned by you entitles you to cast one vote on each matter to be voted upon.

Q.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A.
Most of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank or nominee which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker as to how to vote and are also invited to attend the Annual Meeting. However, because you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. If you do not vote your shares over the Internet or otherwise provide the stockholder of record with voting instructions, your shares may constitute broker non-votes. The effect of broker non-votes is more specifically described in “What vote is required to approve each proposal?” below.

Q.	How can I vote my shares in person at the Annual Meeting?

A.
Shares held directly in your name as the stockholder of record may be voted in person at the Annual Meeting. If you wish to vote your shares at the Annual Meeting, please bring the Notice of Internet Availability of Proxy Materials that you received, as well as proof of identification.

Even if you currently plan to attend the Annual Meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the meeting. Shares held beneficially in street name may be voted in person by you at the Annual Meeting only if you obtain a signed proxy from the record holder giving you the right to vote the shares.

Q&A-2

Q.           What vote is required to approve each proposal?

A.	Holders of a majority of the outstanding shares entitled to vote must be present, in person or by proxy, at the Annual Meeting in order to have the required quorum for the transaction of business.

With respect to the first proposal (election of directors), directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote, and the director nominees who receive the greatest number of votes at the Annual Meeting (up to the total number of directors to be elected) will be elected. As a result, abstentions and “broker non-votes” (see below), if any, will not affect the outcome of the vote on this proposal.

With respect to the second proposal (approval of the issuance of shares of our common stock under our subordinated convertible notes in compliance with Nasdaq rules), the affirmative vote of a majority of the total votes cast at the Annual Meeting on this proposal, in person or by proxy, is required to approve the proposal. As a result, abstentions will have the same practical effect as a negative vote on this proposal, and “broker non-votes” (see below), if any, will not affect the outcome of the vote on this proposal.

Q.	What are “broker non-votes”?

A.
Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders at least ten days before the meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” by the New York Stock Exchange, such as the election of directors and the adoption of the increase in authorized shares of common stock. Nominees cannot vote on non-routine matters unless they receive voting instructions from beneficial holders, resulting in so-called “broker non-votes.” The effect of broker non-votes on each of the two proposals that will be considered at the Annual Meeting is described above and in our proxy statement.

We believe that the proposal for the election of directors is considered to be a “routine” matter, and as a result we do not expect that there will be a significant number of broker non-votes on these proposals. We believe that the proposal to approve the issuance of shares of our common stock under our subordinated convertible notes in compliance with Nasdaq rules is not a “routine” matter, and as a result there may be a significant number of broker non-votes on this proposal.

Q.	Where can I find the voting results of the meeting?

A.	We will announce preliminary voting results at the meeting and publish final results in a Current Report on Form 8-K to be filed by us with the SEC by Wednesday, October 29, 2008, by 5:30 p.m. e.d.t.

Q.	Who will count the votes?

A.	An attorney with Lowenstein Sandler P.C., our outside counsel, will tabulate the votes and act as the inspector of elections.

Q.	Who will bear the costs of this solicitation?

A.
Our Board of Directors is making this solicitation, and we will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. If you choose to access the proxy materials over the Internet, however, you are responsible for Internet access charges you may incur. The solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We have hired Broadridge Financial Solutions, Inc. to assist us in providing Internet access and in the distribution of proxy materials. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

Q&A-3

Q.	What should I do now?

A.
You should read this proxy statement carefully and promptly submit your proxy card or vote by telephone or the Internet as provided on the proxy card to ensure that your vote is counted at the Annual Meeting.

Q.	How do I vote if I hold shares directly?

A.
You may vote your shares by attending the Annual Meeting in person and completing a ballot or returning your validly executed proxy card at the meeting. The Annual Meeting will begin promptly at 10:00 a.m. local time on Monday, October 27, 2008 at the offices of Lowenstein Sandler P.C., 1251 Avenue of the Americas, 18th Floor, New York, New York. Attendance at the Annual Meeting will not, by itself, result in the revocation of a previously submitted proxy. Even if you are planning to attend the Annual Meeting, we encourage you to submit your proxy in advance to ensure the representation of your shares at the Annual Meeting.

If you do not want to attend the Annual Meeting and you hold your shares directly, you may vote by granting a proxy. To grant a proxy, vote over the Internet or by telephone as instructed in the Notice of Availability of Proxy Materials, or mail a signed proxy card, as soon as possible so that your shares may be represented at the Annual Meeting. Votes over the Internet or by telephone must be received by 11:59 p.m. e.d.t. on October 26, 2008 in order to be counted.

Q.	How do I vote if I hold shares in street name?

A.
If you do not want to attend the Annual Meeting and hold your shares in a stock brokerage account or if your shares are held by a bank or nominee (i.e., in “street name”), you must provide your broker with directions on how to vote your shares. Your broker will provide you with instructions regarding how to direct your broker to vote your shares. It is important to follow these instructions carefully to ensure your shares are represented at the Annual Meeting. If you do not provide directions to your broker, your shares will not be voted at the Annual Meeting.

If you want to attend the Annual Meeting and hold your shares in street name, you must obtain a signed proxy card from your broker, bank or other nominee acting as record holder that gives you the right to vote the shares. Your broker will provide you with instructions regarding how to obtain a signed proxy card from the bank or other nominee acting as record holder in order to enable you to vote your shares in person at the Annual Meeting.

Q.	What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials?

A.	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q.	How can I change my vote after I have mailed my proxy card?

A.
If you are a holder of record, you may generally change your vote by delivering a later-dated proxy or written notice of revocation to our Corporate Secretary before the Annual Meeting, or by attending the Annual Meeting and voting in person. If your shares are held in “street name” by your broker, you must follow the instructions received from your broker regarding how to change your vote.

Q&A-4

1229 Oak Valley Drive
Ann Arbor, Michigan 48108

ANNUAL MEETING OF THE STOCKHOLDERS
OF AROTECH CORPORATION
TO BE HELD ON OCTOBER 27, 2008

PROXY STATEMENT

The accompanying proxy is solicited by and on behalf of the Board of Directors of Arotech Corporation, for use at our Annual Meeting of Stockholders and any postponements and adjournments thereof. The meeting is to be held at the offices of Lowenstein Sandler P.C., 1251 Avenue of the Americas, 18th Floor, New York, New York, on Monday, October 27, 2008 at 10:00 a.m. local time, and thereafter as it may be postponed or adjourned from time to time, for the purposes described in the accompanying Notice of Annual Meeting of Stockholders.

Stockholders of record at the close of business on September 8, 2008 will be entitled to vote at the annual meeting. As of September 8, 2008, there were 13,637,639 shares of our common stock outstanding held of record by 324 record stockholders. Each holder of common stock is entitled to one vote per share on each matter that comes before the annual meeting.

This proxy statement and the enclosed form of proxy will be available on the Internet to you commencing on or about September 15, 2008. We are also providing Internet access to our annual report for the fiscal year ended December 31, 2007 to our stockholders along with this proxy statement.

Voting Procedures and Vote Required

Proxies that are properly marked, dated, and signed, or submitted electronically via the Internet or by telephone by following the instructions on the proxy card, and not revoked will be voted at the annual meeting in accordance with any indicated directions. If no direction is indicated, proxies will be voted FOR contracting the size of the Board of Directors to seven, fixing the number of Class II directors at two, and the election of the nominees for director set forth below; FOR the proposal to approve the issuance of shares of our common stock under our subordinated convertible notes in compliance with Nasdaq rules; and IN THE DISCRETION OF THE HOLDERS OF THE PROXIES with respect to any other business that properly comes before the annual meeting and all matters relating to the conduct of the annual meeting. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter (“broker non-votes”), those shares will not be considered as voting with respect to that matter. We believe that the tabulation procedures to be followed by the Inspector of Elections are consistent with the general requirements of Delaware law concerning voting of shares and determination of a quorum.

You may revoke your proxy at any time before it is voted by delivering to the Secretary of our company a written revocation or a duly executed proxy bearing a later date than the date of the proxy being revoked (including a proxy voted over the Internet or by telephone). Any record stockholder attending the annual meeting in person may revoke his or her proxy and vote his or her shares at the annual meeting.

Votes cast by proxy or in person at the annual meeting will be tabulated by the Inspector of Elections, with the assistance of our transfer agent. The Inspector of Elections will also determine whether or not a quorum is present at the annual meeting. The presence of a quorum is required to transact the business proposed to be transacted at the annual meeting. The presence in person or by proxy of holders of a majority of the outstanding shares of our common stock entitled to vote will constitute a quorum for the transaction of business at the annual meeting. Abstentions and broker non-votes (as defined above) will be counted for purposes of determining the presence or absence of a quorum.

With respect to the first proposal, directors will be elected by a plurality of the votes cast by the holders of our common stock voting in person or by proxy at the annual meeting. Abstentions and broker non-votes will have no effect on the vote for election of directors.

With respect to the second proposal, approving the issuance of shares of our common stock under our subordinated convertible notes in compliance with Nasdaq rules will require the affirmative vote of a majority of the total votes cast at the Annual Meeting on this proposal, in person or by proxy. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum; abstentions will have the same practical effect as a negative vote on this proposal, and broker non-votes will not have any effect on the outcome of this proposal.

The solicitation of proxies will be conducted over the Internet and by mail, and we will bear all attendant costs. These costs will include the expense of preparing and mailing proxy solicitation materials for the annual meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation materials regarding the annual meeting to beneficial owners of our common stock. We have hired Broadridge Financial Solutions, Inc. to assist us in providing Internet access and in the distribution of notices and of proxy materials. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders. We may conduct further solicitation personally, telephonically or by facsimile through our officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation.

We are not aware of any matters other than those described in this proxy statement that will be acted upon at the annual meeting. In the event that any other matters do come before the annual meeting for a stockholder vote, the persons named as proxies in the form of proxy being delivered to you along with this proxy statement will vote in accordance with their best judgment on those matters.

At least ten days before the annual meeting, we will make a complete list of the stockholders entitled to vote at the meeting open to the examination of any stockholder for any purpose germane to the annual meeting. The list will be open for inspection during ordinary business hours at our principal executive offices, which are located at 1229 Oak Valley Drive, Ann Arbor, Michigan 48108, and will also be made available to stockholders present at the annual meeting.

PROPOSAL NUMBER 1

ELECTION OF DIRECTORS

Our certificate of incorporation and by-laws provide for a Board of three or more directors, composed of three classes of similar size. The number of directors is currently set at nine. The members of each class are elected in different years, so that only about one-third of the Board is elected in any single year. As indicated below, we currently have three directors in Class I (with a term of office expiring in 2009), three directors in Class II (with a term of office expiring this year), and three directors in Class III (with a term of office expiring in 2010).

Two of our directors, after many years of service to us, have expressed their desire to leave the Board. Accordingly, at the annual meeting, we will consider a proposal to contract the size of our Board of Directors from nine to seven, and to elect one of our existing Class III directors as a director in Class II, so that after this election each class will be of similar size. We are therefore proposing the election of two Class II directors for three-year terms that expire in 2011. Unless instructions are given to the contrary, each of the persons named as proxies will vote the shares to which each proxy relates FOR the election of each of the nominees listed below, for a term of three years expiring at the annual meeting of stockholders to be held in 2011, and until the nominee’s successor is duly elected and qualified or until the nominee’s earlier death, removal or resignation. The nominees named below are presently serving as directors, and both of them are anticipated to be available for election and able to a serve. However, if they should become unavailable, the proxy will be voted for substitute nominee(s) designated by the Board. The two nominees who receive the greatest number of votes properly cast for the election of directors will be elected.

Dr. Eastman and Messrs. Esses and Marrus are designated as Class I directors. Their term expires in 2009. Messrs. Rosenfeld and Miller and Prof. Jones are designated as Class II directors. Their term expires in 2008. Messrs. Ehrlich, Borey and Sloyer are designated as Class III directors. Their term expires in 2010. Messrs. Rosenfeld and Miller are not standing for re-election as directors, and we are proposing to move Mr. Ehrlich from Class III to Class II.

Prof. Jones and Mr. Ehrlich are nominees for Class II director, with a term expiring in 2011.

The following table contains information concerning the nominees for directors and the other incumbent directors:

Name	Age	Position with Arotech	Current Class	New Class	Director Since
Dr. Jay M. Eastman(2)(4)	60	Director	I	I	October 1993
Steven Esses(3)	44	President, Chief Operating Officer and Director	I	I	August 2002
Michael Marrus	45	Director	I	I	October 2007
Jack E. Rosenfeld(1)(2)(4)	69	Director (not standing for re-election)	II	–	October 1993
Lawrence M. Miller(1)(3)(4)	62	Director (not standing for re-election)	II	–	November 1996
Prof. Seymour Jones	77	Director	II	II	August 2005
Robert S. Ehrlich (3)	70	Chairman of the Board and Chief Executive Officer	III	II	May 1991
Edward J. Borey(2)(3)	58	Director	III	III	December 2003
Elliot Sloyer	44	Director	III	III	October 2007

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Executive and Finance Committee.
(4)	Member of the Nominating Committee.

Nominees for Election as Class II Directors

Seymour Jones was elected to the Board of Directors in August 2005. Mr. Jones is a clinical professor of accounting at New York University Stern School of Business. Professor Jones teaches courses in accounting, tax, forensic accounting and legal aspects of entrepreneurism. He is also the Associate Director of Ross Institute of Accounting Research at Stern School of Business. Professor Jones has been with NYU Stern for ten years. His primary research areas include audit committees, auditing, entrepreneurship, financial reporting, and fraud. Professor Jones has been principal author of numerous books including Conflict of Interest, The Cooper & Lybrand Guide to Growing Your Business, The Emerging Business and The Bankers Guide to Audit Reports and Financial Statements. Before joining NYU Stern, Professor Jones was senior partner at Coopers & Lybrand and S.D. Leidesdorf & Co. Professor Jones is a certified public accountant in New York State. Professor Jones received a B.A. in economics from City College, City University of New York, and an M.B.A. from NYU Stern.

Robert S. Ehrlich has been our Chairman of the Board since January 1993 and our President and Chief Executive Officer since October 2002. In December 2005, Mr. Ehrlich ceased to hold the title of President. From May 1991 until January 1993, Mr. Ehrlich was our Vice Chairman of the Board, from May 1991 until October 2002 he was our Chief Financial Officer, and from October 2002 until December 2005, Mr. Ehrlich also held the title of President. Mr. Ehrlich was a director of Eldat, Ltd., an Israeli manufacturer of electronic shelf labels, from June 1999 to August 2003. From 1987 to June 2003, Mr. Ehrlich served as a director of PSC Inc. (“PSCX”), a manufacturer and marketer of laser diode bar code scanners, and, between April 1997 and June 2003, Mr. Ehrlich was the chairman of the board of PSCX. PSCX filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in November 2002. Mr. Ehrlich received a B.S. and J.D. from Columbia University in New York, New York.

Class I Directors

Dr. Jay M. Eastman has been one of our directors since October 1993. Since November 1991, Dr. Eastman has served as President and Chief Executive Officer of Lucid, Inc., which is developing laser technology applications for medical diagnosis and treatment. Dr. Eastman served as Senior Vice President of Strategic Planning of PSCX from December 1995 through October 1997. PSCX filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in November 2002. Dr. Eastman is also a director of Dimension Technologies, Inc., a developer and manufacturer of 3D displays for computer and video displays. From 1981 until January 1983, Dr. Eastman was Director of the University of Rochester’s Laboratory for Laser Energetics, where he was a member of the staff from September 1975 to 1981. Dr. Eastman holds a B.S. and a Ph.D. in Optics from the University of Rochester in New York.

Steven Esses has been a director since July 2002, our Executive Vice President since January 2003, our Chief Operating Officer since February 2003 and our President since December 2005. From 2000 until 2002, Mr. Esses was a principal with Stillwater Capital Partners, Inc., a New York-based investment research and advisory company (hedge fund) specializing in alternative investment strategies. During this time, Mr. Esses also acted as an independent consultant to new and existing businesses in the areas of finance and business development. From 1995 to 2000, Mr. Esses founded Dunkin’ Donuts in Israel and held the position of Managing Director and CEO. Prior thereto, he was Director of Retail Jewelry Franchises with Hamilton Jewelry, and before that he served as Executive Director of Operations for the Conway Organization, a major off-price retailer with 17 locations.

Michael E. Marrus has been one of our directors since October 2007. Mr. Marrus is a Managing Director of Collins Stewart plc, a London based corporate broker traded on the London Stock Exchange that acquired C.E. Unterburg, Towbin in 2007. Prior to joining Unterberg, Towbin in 1998, Mr. Marrus was a Principal and founding member of Fieldstone Private Capital Group, an investment banking firm specializing in corporate, project and structured finance. Previously, he was employed at Bankers Trust Company, initially in the Private Equity and Merchant Banking Groups and subsequently in BT Securities, the securities affiliate of Bankers Trust. Mr. Marrus has an A.B. from Brown University and an M.B.A. from the Graduate School of Business, University of Chicago.

Class III Directors

Edward J. Borey has served as a director since December 2003. From July 2004 until October 2006, Mr. Borey served as Chairman and Chief Executive Officer of WatchGuard Technologies, Inc., a leading provider of network security solutions (NasdaqGM: WGRD). From December 2000 to September 2003, Mr. Borey served as President, Chief Executive Officer and a director of PSCX. PSCX filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in November 2002. Prior to joining PSCX, Mr. Borey was President and CEO of TranSenda (May 2000 to December 2000). Previously, Mr. Borey held senior positions in the automated data collection industry. At Intermec Technologies Corporation (1995-1999), he was Executive Vice President and Chief Operating Officer and also Senior Vice

President/General Manager of the Intermec Media subsidiary. Mr. Borey holds a B.S. in Economics from the State University of New York, College of Oswego; an M.A. in Public Administration from the University of Oklahoma; and an M.B.A. in Finance from Santa Clara University.

Elliot Sloyer has been one of our directors since October 2007. Mr. Sloyer is a Managing Member of WestLane Capital Management LLC, which he founded in 2005. From 1992 until 2005, Mr. Sloyer was a founder and Managing Director of Harbor Capital Management LLC, which managed convertible arbitrage portfolios. Mr. Sloyer is active in community organizations and currently serves on the investment committee of a charitable organization. Mr. Sloyer has a B.A. from New York University.

Retiring Directors

Jack E. Rosenfeld has been one of our directors since October 1993. Mr. Rosenfeld was President and Chief Executive Officer of Potpourri Group Inc. (“Potpourri”), a specialty catalog direct marketer, from April 1998 until June 2003; from June 2003 until February 2005, Mr. Rosenfeld served as Chairman of Potpourri’s Board of Directors and as its CEO, and since February 2005, Mr. Rosenfeld has been Executive Chairman of the Potpourri Board of Directors. Mr. Rosenfeld was President and Chief Executive Officer of Hanover Direct, Inc., formerly Horn & Hardart Co., which operates a direct mail marketing business, from September 1990 until December 1995, and had been President and Chief Executive Officer of its direct marketing subsidiary, from May 1988 until September 1990. Mr. Rosenfeld holds a B.A. from Cornell University in Ithaca, New York and an LL.B. from Harvard University in Cambridge, Massachusetts.

Lawrence M. Miller has been one of our directors since November 1996. Mr. Miller has been a senior partner in the Washington D.C. law firm of Schwartz, Woods and Miller since 1990. He served from August 1993 through May 1996 as a member of the Board of Directors of The Phoenix Resource Companies, Inc., a publicly traded energy exploration and production company, and as a member of the Audit and Compensation Committee of that board. That company was merged into Apache Corporation in May 1996. Mr. Miller holds a B.A. from Dickinson College in Carlisle, Pennsylvania and a J.D. with honors from George Washington University in Washington, D.C. He is a member of the District of Columbia bar.

Vote Required

Directors will be elected by a plurality of the votes cast by the holders of our common stock voting in person or by proxy at the annual meeting. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will have no effect on the vote for election of directors.

The Board of Directors Recommends a Vote FOR Contracting the Size
of the Board of Directors to Seven and FOR Election
of the Class II Nominees Described Above

PROPOSAL NUMBER 2

PERMITTING PAYMENTS OF PRINCIPAL ON OUR
SUBORDINATED CONVERTIBLE NOTES IN STOCK

Background

On August 15, 2008, we issued $5 million principal amount of subordinated convertible notes (“Notes”) and associated warrants. The terms of these Notes provide that we may make required periodic payments of principal (consisting of $454,545.45 due on each of February 13, 2009, May 15, 2009, August 14, 2009, November 13, 2009, February 15, 2010, May 14, 2010, August 13, 2010, November 15, 2010, February 15, 2011,

May 13, 2011 and August 15, 2011) either in cash or by requiring the holder to convert the principal payment into shares of our common stock.

Reasons for Seeking Stockholder Approval

As a Nasdaq-listed company, we are subject to the Marketplace Rules of the National Association of Securities Dealers. NASD Marketplace Rule 4350(i)(1)(D)(ii) provides that an issuer is required to seek stockholder approval for the sale, issuance or potential issuance of common stock (or securities convertible into or exercisable common stock) equal to 20% or more of the common stock outstanding before the issuance for less than the greater of book or market value of the stock (the “20% Rule”).

We issued the Notes and associated warrants in August of 2008. The terms of the Notes provide that we may make required periodic payments of principal either in cash or by requiring the holder to convert the principal payment into shares of our common stock. If we choose require a payment in stock, the price used to determine the number of shares to be issued will be calculated using an 8% discount to the average trading price of our common stock during 17 of the 20 consecutive trading days ending two days before the payment date. The Notes and their associated warrants also contain anti-dilution provisions in respect of future issuances of stock (other than in respect of the Notes) at a price below the conversion price of the Notes and the exercise price of the warrants, which could cause the related conversion price or exercise price to be decreased to a price less than the market price of our common stock on the date of issuance. Depending on the price of our stock at the time of any issuance under the Notes or future unrelated issuances, payments of principal and/or conversion of the Notes and exercise of their related warrants could involve issuing more than 20% of the number of shares of our common stock outstanding prior to the issuance of the Notes at a price less than the market price of our common stock on the issuance date of the Notes, and we are therefore seeking stockholder approval to be able to issue shares of our common stock in excess of the 20% Rule.

Additionally, in the event of Note conversions by the holders of the Notes, we will be required to pay an interest “make-whole” to the holders of our Notes, in cash or in shares of common stock at our option, of the interest that they would have earned with respect to the portion of their Notes converted as if such Notes had been outstanding though August 15, 2011, up to a maximum of 21 months of interest (the “Interest Make-Whole”). If we elect to pay all or a portion of the Interest Make-Whole in shares of our common stock, the amount of such shares would be determined by dividing the amount of the Interest Make-Whole we elect to pay in shares of common stock by the lower of (x) the conversion price of the Notes then in effect and (y) such amount per share of common stock equal to 92% of the arithmetic average of the dollar volume-weighted average price of our common stock on seventeen of the twenty trading days immediately preceding the applicable conversion date. We are therefore seeking stockholder approval to be able to issue shares of our common stock in excess of the 20% Rule, if we so elect, to pay all or a portion of the Interest Make-Whole in shares of our common stock.

It is important in this connection to note that we are not presently in violation of any NASD rules in connection with our issuance of the Notes, since the terms of the Notes and the warrants contain a prohibition on our ability to issue additional shares of our common stock if such events were to occur. However, the terms of the securities purchase agreement under which we issued the Notes and the warrants require us to submit these provisions of the Notes and the warrants to our stockholders for their approval and to use our best efforts to obtain such approval. In the event we fail to obtain such approval, we will be required to continue to submit the proposal to our stockholders at special meetings to be held every six months until it is approved.

Effect of a Stockholder Approval

If the proposal is approved, we will have the flexibility to require the holders of our Notes to convert their Notes and take principal and interest payments in stock rather than in cash, thereby preserving our working capital. We will also have greater flexibility with respect to the price at which we can effect future issuances of our common stock.

Effect of a Failure to Obtain Stockholder Approval

If the proposal is not approved, we would be required to make all payments of principal and interest on our Notes (a total of $5 million) in cash. Depending on our cash situation at the time, this could strain our limited cash resources and could require us to take actions that we would prefer not to take, such as selling assets, in order to raise cash to satisfy such payments. In the absence of such flexibility, however, we might be left with no ability to avoid defaulting on our Notes. Under the terms of the securities purchase agreement, until the approval of our stockholders is obtained we are prohibited from effecting any issuance of our securities if the effect of such issuance is to cause the Notes and the warrants to be convertible/exercisable into a number of shares of our common stock in excess of 20% of the number of shares of our common stock outstanding at the time we issued the Notes at a stock price less than the market price of our common stock on the date we issued the Notes. Additionally, the terms of the securities purchase agreement under which we issued the Notes require us to submit these provisions of the Notes to our stockholders for their approval and to use our best efforts to obtain such approval. In the event we fail to obtain such approval, we will be required to continue to submit the proposal to our stockholders at special meetings to be held every six months until it is approved, which will result in increased costs and expenses to us.

Board Recommendation

Our Board of Directors has determined that is in the best interests of Arotech and its stockholders to approve the proposal approving the terrms of the Notes and their related warrants and permitting payments of principal and interest on our Notes in shares of our common stock in compliance with Nasdaq rules. Accordingly, our Board of Directors unanimously recommends that you vote “FOR” the proposal.

Vote Required

The affirmative vote of a majority of the votes cast at the meeting at which a quorum representing a majority of all outstanding shares of our common stock is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum; abstentions will have the same practical effect as a negative vote on this proposal, and broker non-votes will not have any effect on the outcome of this proposal.

The Board of Directors Unanimously Recommends a Vote
FOR Permitting Payments of Principal on our
Subordinated Convertible Notes in Stock.

CORPORATE GOVERNANCE

We operate within a corporate governance plan for the purpose of defining responsibilities, setting high standards of professional and personal conduct, and assuring compliance with such responsibilities and standards. We monitor developments in the area of corporate governance. The Board has initiated actions consistent with the Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission and The Nasdaq Stock Market.

In the fiscal year ending December 31, 2007, the Board held eight meetings and acted by unanimous written consent once. All directors attended at least 75% of the aggregate number of meetings of the Board and meetings of the committees of the Board on which such director serves.

As of January 1, 2008, members of the Board of Directors satisfied the applicable independent director requirements of both the Securities and Exchange Commission and Rule 4200 of The Nasdaq Stock Market. Our non-management directors meet regularly in executive session separate from management.

It is our policy that each of our directors is invited and encouraged to attend our annual meeting of stockholders. All of our directors except Edward J. Borey attended our 2007 annual meeting of stockholders.

Our Board of Directors has an Audit Committee, a Compensation Committee, a Nominating Committee and an Executive and Finance Committee. The current composition of the various committees of the Board of Directors is as follows (the name of the chairman of each committee appears in italics):

Audit Committee	Compensation Committee	Nominating Committee	Executive and Finance Committee
Seymour Jones Lawrence M. Miller Jack E. Rosenfeld	Jay M. Eastman Michael E. Marrus Elliot Sloyer	Michael E. Marrus Edward J. Borey Seymour Jones	Robert S. Ehrlich Steven Esses Edward J. Borey Elliot Sloyer

Upon the reduction of the size of our Board to seven directors, the composition of the various committees of the Board of Directors will be as follows (the name of the chairman of each committee appears in italics):

Audit Committee	Compensation Committee	Nominating Committee	Executive and Finance Committee
Seymour Jones Michael Marrus Elliot Sloyer	Jay M. Eastman Edward J. Borey Elliot Sloyer	Michael E. Marrus Jay M. Eastman Seymour Jones	Robert S. Ehrlich Steven Esses Elliot Sloyer Michael E. Marrus

Audit Committee

Created in December 1993, the purpose of the Audit Committee is to review with management and our independent auditors the scope and results of the annual audit, the nature of any other services provided by the independent auditors, changes in the accounting principles applied to the presentation of our financial statements, and any comments by the independent auditors on our policies and procedures with respect to internal accounting, auditing and financial controls. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. In addition, the Audit Committee is charged with the responsibility for making decisions on the engagement, compensation, retention and oversight of the work of our independent auditors.

The Audit Committee currently consists of Prof. Jones (Chair) and Messrs. Miller and Rosenfeld. Following our Annual Meeting, the Audit Committee will consist of Prof. Jones (Chair) and Messrs. Marrus and Sloyer. Each member of the Audit Committee is an “independent director,” as that term is defined in Rule 4200(a)(15) of the listing standards and Marketplace Rules of the National Association of Securities Dealers (the “NASD”) and the SEC’s Rule 10A-3. All Audit Committee members possess the required level of financial literacy. Prof. Jones has been designated as the “Audit Committee’s Financial Expert.” The Audit Committee operates under a formal charter that governs its duties, which charter is publicly available through a hyperlink located on the investor relations page of our website, at http://www.arotech.com/compro/investor.html. Additionally, in compliance with SEC rules we are required to append a copy of the Audit Committee Charter to our proxy statement at least once every three years. We last sent a copy of our charter to our stockholders in our 2006 proxy statement.

The Audit Committee held four meetings during the fiscal year ending December 31, 2007.

Compensation Committee

The Compensation Committee was established in December 1993. The duties of the Compensation Committee are to recommend compensation arrangements for our executive officers and review annual compensation arrangements for all other officers and significant employees.

The Compensation Committee currently consists of Dr. Eastman (Chair) and Messrs. Marrus and Sloyer. Following our Annual Meeting, the Compensation Committee will consist of Dr. Eastman (Chair) and Messrs. Borey and Sloyer. Each member of the Compensation Committee is an independent director as that term is defined in the NASD listing standards. The Compensation Committee operates under a formal charter that governs its duties, which charter is publicly available through a hyperlink located on the investor relations page of our website, at http://www.arotech.com/compro/investor.html.

The Compensation Committee maintains compensation and incentive programs designed to motivate, retain and attract management and utilize various combinations of base salary, bonuses payable upon the achievement of specified goals, discretionary bonuses and grants of restricted stock. Our Chief Executive Officer, Robert S. Ehrlich, our Chief Operating Officer, Mr. Steven Esses, and our Chief Financial Officer, Mr. Thomas J. Paup, are all parties to employment agreements with us. The Compensation Committee reviews the compensation, both cash and stock, of our executive officers on an annual basis, while taking into account as well changes in compensation during previous years. Some of these components, such as salary, are generally fixed and do not vary based on our financial and other performance; some components, such as bonus, are in whole or in part dependent upon the achievement of certain goals jointly agreed upon by our management and the Compensation Committee; and some components, such as stock options and restricted stock, have a value that is dependent upon our stock price at the time of award and going forward. The Compensation Committee reviews the compensation, both cash and stock, of our executive officers on an annual basis, while taking into account as well changes in compensation during previous years.

The Compensation Committee performs an annual review of our executive officers’ cash compensation and share and option holdings to determine whether they provide adequate compensation for the services they perform, as well as adequate incentives and motivation to our executive officers and whether they adequately compensate our executive officers relative to comparable officers in other companies.

Compensation Committee meetings typically have included, for all or a portion of some of the meetings, a representative of The Burke Group, Inc., a well-known consulting firm specializing in executive officer compensation, as well as preliminary discussion with our Chairman and Chief Executive Officer prior to our Compensation Committee deliberating without any members of management present. For compensation decisions, including decisions regarding the grant of equity compensation relating to executive officers (other than our Chairman and Chief Executive Officer), the Compensation Committee typically considers the recommendations of our Chairman and Chief Executive Officer.

The Compensation Committee held three meetings during the fiscal year ending December 31, 2007.

Nominating Committee

The Nominating Committee, created in February 2003, identifies and proposes candidates to serve as members of the Board of Directors. Proposed nominees for membership on the Board of Directors submitted in writing by stockholders to Arotech’s Secretary will be brought to the attention of the Nominating Committee.

The Nominating Committee currently consists of Mr. Marrus (Chair), Mr. Borey and Prof. Jones. Following our Annual Meeting, the Nominating Committee will consist of Mr. Marrus (Chair), Dr. Eastman and Prof. Jones. Each member of the Nominating Committee is an independent director as that term is defined in the NASD listing standards. The Nominating Committee makes recommendations to the Board of Directors regarding new directors to be selected for membership on the Board of Directors and its various committees. The Nominating Committee operates under a formal charter that governs its duties. The Nominating Committee’s charter is publicly available through a hyperlink located on the investor relations page of our website, at http://www.arotech.com/compro/investor.html.

The Nominating Committee held one meeting during the fiscal year ending December 31, 2007.

Policies Regarding Director Qualifications

The Board has adopted policies regarding director qualifications. To be considered for nomination as a director, any candidate must meet the following minimum criteria:

a.      Ability and willingness to undertake a strategic governance role, clear and distinct from the operating role of management.

b.      High-level leadership experience in business, government, or other major complex professional or non-profit organizations that would have exposed the individual to the challenges of leadership and governance in a dynamic and highly competitive marketplace.

c.      Highly accomplished in their respective field, with superior credentials and recognition.

d.      Demonstrated understanding of the elements and issues relevant to the success of a large publicly-traded company in the current volatile business, legal and governance environment.

e.      Demonstrated business acumen and creative/strategic thinking ability.

f.      Personal Characteristics:

➢
Ability and willingness to contribute special competencies to the Board in a collaborative manner. The areas of expertise required at any point in time may vary, based on the existing composition of the Board. They may include, but would not be limited to, capabilities honed as a CEO or a senior functional leader in operations, finance, information technology, marketing, organizational development, and experience making step change to transform a business.

➢	Personal integrity and highest ethical character. Absence of any conflicts of interest, either real or perceived.

➢	Willingness to apply sound and independent business judgment, enriching management and Board proposals or challenging them constructively as appropriate.

➢
Willing to exert influence through strong influence skills and constructive teamwork. This is essential to effective collaboration with other directors as well as providing constructive counsel to the CEO.

➢	Understanding of and full commitment to our governance principles and the obligation of each director to contribute to good governance, corporate citizenship, and corporate image for Arotech.

➢	Willingness to devote the time necessary to assume broad fiduciary responsibility and to participate fully in Arotech governance requirements with appropriate due diligence and attention.

In this regard, each nominee will be asked to disclose the boards of directors on which he or she currently sits, and each current director will be asked to inform the Nominating Committee of additional corporate board nominations (both for-profit and non-profit). This notification is to ensure appropriate dialogue about the impact of the added responsibilities on the individual’s availability to perform thoroughly his or her duties as an Arotech director.

The Board of Directors will consist of a majority of people who are active, primarily in business roles, and selected retired individuals. Those active in the business community will bring the most current business thinking, and retirees will bring their long experience and seasoned business judgment. Every effort will be made to achieve diversity in the Board’s membership.

From time to time, the particular capabilities needed to round out the total Board’s portfolio of competencies may vary. The Nominating Committee is empowered to consider the demographics of the total Board as it considers the requirements for each Board vacancy and to identify particular unique capabilities needed at that point in time.

Policies Regarding Director Nominations

The Board’s Nominating Committee is responsible for the Board of Director’s nomination process. New candidates for the Board of Directors may be identified by existing directors, a third party search firm (paid for its professional services) or may be recommended by stockholders. In considering new candidates submitted by stockholders, the Nominating Committee will take into consideration the needs of the Board of Directors and the qualifications of the candidate. However, all director nominees will be evaluated against the same standards and in the same objective manner, based on competencies and personal characteristics listed above, regardless of how they were identified. To have a candidate considered by the Nominating Committee, a stockholder must submit the recommendation in writing and must include the following information:

➢	The name of the stockholder and evidence of the person’s ownership of our stock, including the number of shares owned and the length of time of ownership; and

➢
The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of Arotech and the person’s consent to be named as a director if selected by the Nominating Committee and nominated by the Board of Directors.

The stockholder recommendation and information described above must be sent to Arotech’s Secretary at 1229 Oak Valley Drive, Ann Arbor, Michigan 48108, and must be received by Arotech’s Secretary not less than 120 days prior to the anniversary date of our most recent proxy statement in connection with our previous year’s annual meeting of stockholders.

Once a person has been identified by the Nominating Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating Committee determines that the candidate warrants further consideration, the Chairman or another member of the Committee will contact the person. Generally, if the person expresses a willingness to be considered and to serve on the Board of Directors, the Nominating Committee will request information from the candidate, review the person’s accomplishments and qualifications, including in light of any other candidates that the Committee might be considering, and conduct one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although, the Board of Directors may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

Executive and Finance Committee

The Executive and Finance Committee, created in August 2001, exercises the powers of the Board during the intervals between meetings of the Board, in the management of our property, business and affairs (except with respect to certain extraordinary transactions).

The Executive and Finance Committee consists of Messrs. Ehrlich (Chair), Esses, Borey and Sloyer. Following our Annual Meeting, the Executive and Finance Committee will consist of Messrs. Ehrlich (Chair), Esses and Sloyer.

The Executive and Finance Committee met once during the fiscal year ending December 31, 2007.

COMPENSATION AND OTHER MATTERS
Director Compensation

Non-employee members of our Board of Directors are paid a cash retainer of $7,000 (plus expenses) per quarter, plus $500 per quarter for each committee on which such outside directors serve. The Chairman of the Audit Committee receives an additional retainer of $1,500 per quarter, and the Chairman of the Compensation Committee receives an additional retainer of $1,000 per quarter. No per-meeting fees are paid.

In addition, non-employee directors receive an initial grant of a number of restricted shares having a fair market value on the date of grant equal to $25,000 upon their election as a director, and an annual grant on March 31 of each year of a number of restricted shares having a fair market value on the date of grant equal to $15,000. Each grant of restricted stock becomes free of restrictions in three equal installments on each of the first, second and third anniversaries of the grant, unless the director resigns from the Board prior to such vesting. Restrictions lapse automatically in the event of a director being removed for service other than for cause, or being nominated as a director but failing to be elected, or death, disability or mandatory retirement. Furthermore, all restrictions lapse prior to the consummation of a merger or consolidation involving Arotech, any liquidation or dissolution of Arotech, any sale of substantially all of our assets or any other transaction or series of related transactions as a result of which a single person or several persons acting in concert own a majority of our then outstanding common stock.

The following table shows the compensation earned or received by each of our non-officer directors for the year ended December 31, 2007:

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
Dr. Jay M. Eastman	$29,250	$15,000(2)	$44,250
Jack E. Rosenfeld	$30,250	$15,000(3)	$45,250
Lawrence M. Miller	$27,750	$15,000(4)	$42,750
Edward J. Borey	$28,250	$15,000(5)	$43,250
Seymour Jones	$31,250	$15,000(6)	$46,250
Elliot Sloyer	$ 8,000	$25,000(7)	$33,000
Michael E. Marrus	$ 8,000	$25,000(8)	$33,000

(1)	This column reflects the compensation cost for the year ended December 31, 2007 of each director’s restricted stock, calculated in accordance with SFAS 123R.
(2)	As of December 31, 2007, Dr. Eastman held 4,934 restricted shares of our common stock.
(3)	As of December 31, 2007, Mr. Rosenfeld held 4,934 restricted shares of our common stock.
(4)	As of December 31, 2007, Mr. Miller held 4,934 restricted shares of our common stock.
(5)	As of December 31, 2007, Mr. Borey held 4,934 restricted shares of our common stock.
(6)	As of December 31, 2007, Prof. Jones held 4,934 restricted shares of our common stock.
(7)	As of December 31, 2007, Mr. Sloyer held 8,224 restricted shares of our common stock.
(8)	As of December 31, 2007, Mr. Marrus held 8,224 restricted shares of our common stock.

Executive Officer Compensation

The following table, which should be read in conjunction with the explanations provided above, shows the compensation that we paid (or accrued) to our executive officers during the fiscal years ended December 31, 2007 and 2006:

SUMMARY COMPENSATION TABLE(1)

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Robert S. Ehrlich Chairman, Chief Executive Officer and a director	2007	$420,110		$180,000		$753,783	$–	$–	$221,301	(3)	$1,575,194
	2006	$312,173		$105,000		$11,467	$–	$–	$483,331	(4)	$911,971
Thomas J. Paup Vice President – Finance and Chief Financial Officer	2007	$143,100		$71,550		$138,067	$–	$–	$2,908	(5)	$355,625
	2006	$135,000		$20,000		$–	$–	$–	$2,596	(6)	$157,956
Steven Esses President, Chief Operating Officer and a director	2007	$81,146	(7)	$29,612	(8)	$259,891	$–	$–	$99,012	(9)	$469,661
	2006	$62,211	(10)	$116,000	(11)	$5,733	$–	$–	$252,929	(12)	$436,873

(1)
We paid the amounts reported for each named executive officer in U.S. dollars and/or New Israeli Shekels (NIS). We have translated amounts paid in NIS into U.S. dollars at the exchange rate of NIS into U.S. dollars at the time of payment or accrual.

(2)
Reflects the value of restricted stock awards granted to our executive officers based on the compensation cost of the award computed in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, which we refer to as SFAS 123R, but excluding any impact of assumed forfeiture rates. See Note 2.p. of the Notes to Consolidated Financial Statements. The number of shares of restricted stock received by our executive officers pursuant to such awards in 2007, vesting in equal amounts over three years (one-half based on tenure and performance criteria and one-half based only on tenure), was as follows: Mr. Ehrlich, 240,000; Mr. Paup, 43,125; Mr. Esses, 120,000. The number of shares of restricted stock received by our executive officers pursuant to such awards in 2006, vesting one-quarter immediately and the remaining three-quarters in equal amounts over three years (one-half based on tenure and performance criteria and one-half based only on tenure), was as follows: Mr. Ehrlich, 200,000; Mr. Paup, 53,125; Mr. Esses, 100,000.

(3)
Of this amount, $69,137 represents payments to Israeli pension and education funds; $13,289 represents our accrual for severance pay that will be payable to Mr. Ehrlich upon his leaving our employ other than if he is terminated for cause, such as a breach of trust; $44,047 represents the increase of the accrual for vacation days redeemable by Mr. Ehrlich; and $29,859 represents the increase of our accrual for severance pay that would be payable to Mr. Ehrlich under the laws of the State of Israel if we were to terminate his employment.

(4)
Of this amount, $151,760 represents payments to Israeli pension and education funds; $218,907 represents our accrual for severance pay that will be payable to Mr. Ehrlich upon his leaving our employ other than if he is terminated for cause, such as a breach of trust; $26,689 represents the increase of the accrual for vacation days redeemable by Mr. Ehrlich; and $21,217 represents the increase of our accrual for severance pay that would be payable to Mr. Ehrlich under the laws of the State of Israel if we were to terminate his employment.

(5)	Represents the increase in our accrual for Mr. Paup for accrued but unused vacation days.
(6)	Represents the increase in our accrual for Mr. Paup for accrued but unused vacation days.
(7)
Does not include $188,634 that we paid in consulting fees to Sampen Corporation, a New York corporation owned by members of Steven Esses’s immediate family, from which Mr. Esses receives a salary. See “Certain Relationships and Related Transactions – Consulting Agreement with Sampen Corporation,” below.

(8)
Does not include $30,720 that we paid as a bonus to Sampen Corporation, a New York corporation owned by members of Steven Esses’s immediate family, from which Mr. Esses receives a salary. See “Certain Relationships and Related Transactions – Consulting Agreement with Sampen Corporation,” below.

(9)
Of this amount, $15,744 represents payments to Israeli pension and education funds; and $4,177 represents the increase of our accrual for severance pay that would be payable to Mr. Esses if we were to terminate his employment.

(10)
Does not include $178,176 that we paid in consulting fees to Sampen Corporation, a New York corporation owned by members of Steven Esses’s immediate family, from which Mr. Esses receives a salary. See “Certain Relationships and Related Transactions – Consulting Agreement with Sampen Corporation,” below.

(11)
Does not include $30,720 that we paid as a bonus to Sampen Corporation, a New York corporation owned by members of Steven Esses’s immediate family, from which Mr. Esses receives a salary. See “Certain Relationships and Related Transactions – Consulting Agreement with Sampen Corporation,” below.

(12)
Of this amount, $112,627 represents payments to Israeli pension and education funds; and $86,707 represents the increase of our accrual for severance pay that would be payable to Mr. Esses if we were to terminate his employment.

Executive Loans

In 1999, 2000 and 2002, we extended certain loans to our Named Executive Officers. These loans are summarized in the following table, and are further described under “Certain Relationships and Related Transactions – Officer Loans,” below.

Name of Borrower	Date of Loan	Original Principal Amount of Loan	Amount Outstanding as of 12/31/07	Terms of Loan
Robert S. Ehrlich	12/28/99	$167,975	$201,570	Ten-year non-recourse loan to purchase our stock, secured by the shares of stock purchased.
Robert S. Ehrlich	02/09/00	$789,991	$820,809	Twenty-five-year non-recourse loan to purchase our stock, secured by the shares of stock purchased.
Robert S. Ehrlich	06/10/02	$ 36,500	$ 45,388	Twenty-five-year non-recourse loan to purchase our stock, secured by the shares of stock purchased.
Plan-Based Awards

Grants of Stock Options

We did not grant any stock options to our executive officers during 2007.

Grants of Restricted Stock

During 2007, the Compensation Committee approved the grant of a total of 465,000 shares of restricted stock to our executive officers. Pursuant to the terms of the grant, the stock vested in equal amounts over three years (one-half based on tenure and performance criteria and one-half based only on tenure). The exact performance criteria have not yet been determined, but will be related to our revenues and EBITDA, which is determined by taking net profit and adding back in interest expense (income), net (after deduction of minority interest), depreciation of fixed assets, taxes (after deduction of minority interest), and amortization of inventory adjustments and of intangible assets, capitalized software costs and technology impairment), in such years.

The table below sets forth each performance-based equity award granted to our executive officers during the year ended December 31, 2007.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Performance Period Determining Release of Restrictions	Estimate Future Payouts Under Equity Incentive Plan Awards(1)
			Threshold (#)	Target 1 (#)	Target 2 (#)	Maximum (#)
Robert S. Ehrlich	10/22/07	10/22/07 to 12/31/07	66,667	–	–	66,667
	10/22/07	01/01/08 to 12/31/08	66,667	–	–	66,667
	10/22/07	01/01/09 to 12/31/09	66,666	–	–	66,666
Thomas J. Paup	12/28/07	01/01/08 to 12/31/08	10,834	(2)	(2)	21,667
	12/28/07	01/01/09 to 12/31/09	10,833	(2)	(2)	21,667
	12/28/07	01/01/10 to 12/31/10	10,833	(2)	(2)	21,666
Steven Esses	12/28/07	01/01/08 to 12/31/08	33,334	(2)	(2)	66,667
	12/28/07	01/01/09 to 12/31/09	33,333	(2)	(2)	66,667
	12/28/07	01/01/10 to 12/31/10	33,333	(2)	(2)	66,666

(1)
The threshold number of restricted shares vests based solely based on continued employment during the performance period. If 90% of the EBITDA performance goal is met for the applicable performance period, the first target number of shares of restricted stock will be freed of their restrictions. If 90% of the revenue performance goal is met for the applicable performance period, the second target number of shares of restricted stock will be freed of their restrictions. If 90% of both the EBITDA and the revenue performance goals are met for the applicable performance period, the maximum number of shares of restricted stock will be freed of their restrictions. Performance-based shares that do not vest in one year roll over to the following year and become part of the following year’s performance-based pool.

(2)	Performance criteria for these shares have not yet been set; hence, there are no threshold or target levels listed.

Stock Option Exercises and Vesting of Restricted Stock Awards

Our executive officers did not exercise any stock options during 2007. The following table presents awards of restricted stock that vested during the year ended December 31, 2007.

STOCK VESTED

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Robert S. Ehrlich	226,667	$478,267
Thomas J. Paup	42,500	$89,675
Steven Esses	80,000	$168,800

(1)
Reflects the aggregate market value of the shares of restricted stock determined based on a per share price of $2.11, the closing price of our common stock on the Nasdaq Global Market on December 31, 2007, which was the last trading day of 2007.

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth information for our executive officers with respect to option and restricted stock values at the end of the fiscal year ended December 31, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options(1) (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares that Have Not Vested (#)	Market Value of Shares that Have Not Vested(2) ($)	Equity Incentive Plan Awards
							Number of Unearned Shares that Have Not Vested (#)	Market Value of Unearned Shares that Have Not Vested(2) ($)
	Exercisable	Unexercisable
Robert S. Ehrlich	5,178	0	$5.46	12/31/11	213,334	$450,135	293,334	$618,935
	4,687	0	$5.46	04/01/12
	1,116	0	$5.46	07/01/12
	4,687	0	$5.46	10/01/12
	6,294	0	$5.46	01/01/13
Thomas J. Paup	–	–	–	–	53,750	$113,413	75,000	$158,250
Steven Esses	714	0	$8.54	12/31/12	140,000	$295,400	180,000	$379,800
	1,785	0	$11.62	07/22/12

(1)	All options in the table are vested.
(2)
Reflects the aggregate market value of the shares of restricted stock determined based on a per share price of $2.11, the closing price of our common stock on the Nasdaq Global Market on December 31, 2007, which was the last trading day of 2007.

Employment Contracts

Robert S. Ehrlich

Mr. Ehrlich is party to an employment agreement with us executed in April 2007. The term of this employment agreement expires on December 31, 2009.

The employment agreement provides for a base salary of $33,333 per month, as adjusted annually for Israeli inflation and devaluation of the Israeli shekel against the U.S. dollar, if any. Additionally, the board may at its discretion raise Mr. Ehrlich’s base salary. The employment agreement also grants Mr. Ehrlich a retention bonus in the amount of 200,000 shares of restricted stock, vesting one-third on each of December 31, 2007, 2008 and 2009.

The employment agreement provides that we will pay an annual bonus, on a sliding scale, in an amount equal to 35% of Mr. Ehrlich’s annual base salary then in effect if the results we actually attain for the year in question are 90% or more of the amount we budgeted at the beginning of the year, up to a maximum of 75% of his annual base salary then in effect if the results we actually attain for the year in question are 120% or more of the amount we budgeted at the beginning of the year. For 2007, the Compensation Committee choose financial targets for determining eligibility for the above-referenced cash incentive bonus that are determined 50% on the achievement of set budgetary forecast targets for revenue growth and 50% on the achievement of set budgetary forecast targets for EBITDA, which is determined by taking net profit and adding back in interest expense (income), net (after deduction of minority interest), depreciation of fixed assets, taxes (after deduction of minority interest), and amortization of inventory adjustments and of intangible assets, capitalized software costs and technology impairment. New targets will be chosen for 2008 and 2009 based upon future budgetary forecasts.

The employment agreement also contains various benefits customary in Israel for senior executives, tax and financial planning expenses and an automobile, and contain confidentiality and non-competition covenants. Pursuant to the employment agreements, we granted Mr. Ehrlich demand and “piggyback” registration rights covering shares of our common stock held by him.

We can terminate Mr. Ehrlich’s employment agreement in the event of death or disability or for “Cause” (defined as conviction of certain crimes, willful failure to carry out directives of our board of directors or gross negligence or willful misconduct). Mr. Ehrlich has the right to terminate his employment upon a change in our control or for “Good Reason,” which is defined to include adverse changes in employment status or compensation, our insolvency, material breaches and certain other events. Additionally, Mr. Ehrlich may terminate his agreement for any reason upon 120 days’ notice.

Upon termination of employment, the employment agreement provides for payment of all accrued and unpaid compensation and benefits (including under most circumstances Israeli statutory severance, described above), and (unless we have terminated the agreement for Cause or Mr. Ehrlich has terminated the agreement without Good Reason and without giving us 120 days’ notice of termination) bonuses (to the extent earned) due for the year in which employment is terminated and severance pay in the amount of up to $1,625,400, except that in the event of termination by Mr. Ehrlich on 120 days’ prior notice, the severance pay will be only that amount that has vested (meaning that it had been scheduled to have been deposited in trust as described in the next paragraph). Furthermore, in respect of any termination by us other than termination for Cause or termination of the agreement due to Mr. Ehrlich’s death or disability, or by Mr. Ehrlich for Good Reason, all outstanding options, all vested restricted shares, and any of the restricted shares that have performance criteria that have not yet vested (80,000 shares as of February 29, 2008) will be fully vested. Restricted shares that have vested prior to the date of termination are not forfeited under any circumstances, including termination for Cause.

A table describing the payments that would have been due to Mr. Ehrlich under his employment agreement had Mr. Ehrlich’s employment with us been terminated at the end of 2007 under various circumstances (pursuant to the terms of his then-current employment agreement) appears under “Potential Payments and Benefits upon Termination of Employment – Robert S. Ehrlich,” below.

Pursuant to the terms of our employment agreement Mr. Ehrlich, funds to secure payment of Mr. Ehrlich’s contractual severance are to be deposited into accounts for his benefit, with payments to be made pursuant to an agreed-upon schedule. As of December 31, 2007, a total of $618,097 had been deposited into accounts with two capital management funds. These accounts are in our name and continue to be owned by us, and we benefit from all gains and bear the risk of all losses resulting from deposits of these funds.

Steven Esses

Mr. Esses is party to an employment agreement with us executed in April 2008, effective as of January 1, 2008. The term of this employment agreement expires on December 31, 2010, and is extended automatically for additional terms of two years each unless either Mr. Esses or we terminate the agreement sooner.

The employment agreement provides for a base salary of NIS 53,023.50 per month (approximately $13,787 at the rate of exchange in effect on January 1, 2008), with an automatic annual 6% increase to adjust for inflation. Additionally, the board may at its discretion raise Mr. Esses’s base salary. The agreement also provides for a stock retention bonus of 200,000 shares of restricted stock, vesting (i) 25,000 shares on December 31, 2008, 25,000 shares on December 31, 2009, and 25,000 shares on December 31, 2010, with each such vesting being contingent solely on Mr. Esses being employed by us on the scheduled vesting date, (ii) 25,000 shares on December 31, 2008, 25,000 shares on December 31, 2009, and 25,000 shares on December 31, 2010, with each such vesting being contingent on Mr. Esses being employed by us on the scheduled vesting date and on performance criteria to be established by the Compensation Committee of our Board of Directors, and (iii) 50,000 shares on January 1, 2011, with such vesting being contingent upon Mr. Esses succeeding to the position of Chief Executive Officer by such date. The agreement further provides for a cash retention bonus of NIS 900,000 (approximately $234,000 at the rate of exchange in effect on January 1, 2008).

The employment agreement provides that if the results we actually attain in a given year are at least 90% of the amount we budgeted at the beginning of the year, we will pay a bonus, on a sliding scale, in an amount equal to a minimum of 20% of Mr. Esses’s annual base salary then in effect, up to a maximum of 75% of his annual base salary then in effect if the results we actually attain for the year in question are 120% or more of the amount we budgeted at the beginning of the year. For 2007, the Compensation Committee choose financial targets for determining eligibility for the above-referenced cash incentive bonus that are determined 50% on the achievement of set budgetary forecast targets for revenue growth and 50% on the achievement of set budgetary forecast targets for EBITDA, which is determined by taking net profit and adding back in interest expense (income), net (after deduction of minority interest), depreciation of fixed assets, taxes (after deduction of minority interest), and amortization of inventory adjustments and of intangible assets, capitalized software costs and technology impairment. New targets will be chosen for 2008 based upon future budgetary forecasts.

The employment agreement also contains various benefits customary in Israel for senior executives, tax and financial planning expenses and an automobile, and contain confidentiality and non-competition covenants. Pursuant to the employment agreements, we granted Mr. Esses demand and “piggyback” registration rights covering shares of our common stock held by him.

We can terminate Mr. Esses’s employment agreement in the event of death or disability or for “Cause” (defined as conviction of certain crimes, willful failure to carry out directives of our board of directors or gross negligence or willful misconduct). Mr. Esses has the right to terminate his employment upon a change in our control or for “Good Reason,” which is defined to include adverse changes in employment status or compensation, our insolvency, material breaches and certain other events. Additionally, Mr. Esses may retire (after age 65), retire early (after age 55) or terminate his agreement for any reason upon 150 days’ notice.

Upon termination of employment, the employment agreement provides for payment of all accrued and unpaid compensation, and (unless we have terminated the agreement for Cause or Mr. Esses has terminated the agreement without Good Reason and without giving us 150 days’ notice of termination) bonuses (to the extent earned) due for the year in which employment is terminated (in an amount of not less than 20% of base salary) and severance pay, as follows: (A) before the end of the first year of the agreement, a total of (i) $30,400 plus (ii) eighteen (18) times monthly salary; (B) before the end of the second year of the agreement, a total of (i) $56,000 plus (ii) twenty (20) times monthly salary; (C) before the end of the third year of the agreement, a total of (i) $81,600 plus (ii) twenty-two (22) times monthly salary; or (D) at or after the end of the third year of the agreement, a total of (i) $107,200 plus (ii) twenty-four (24) times monthly salary. Furthermore, Mr. Esses will receive, in respect of all benefits, an additional sum in the amount of (i) $75,000, in the case of termination due to disability, Good Reason, death, or non-renewal, or (ii) $150,000, in the case of termination due to early retirement, retirement, change of control or change of location.

A table describing the payments that would have been due to Mr. Esses under his employment agreement had Mr. Esses’s employment with us been terminated at the end of 2007 under various circumstances (pursuant to his prior employment agreement) appears under “Potential Payments and Benefits upon Termination of Employment – Steven Esses,” below.

Pursuant to the terms of our employment agreement Mr. Esses, funds to secure payment of Mr. Esses’s contractual severance are to be deposited into accounts for his benefit, with payments to be made pursuant to an agreed-upon schedule. As of December 31, 2007, a total of $100,000 had been deposited into accounts with two capital management funds. These accounts are in our name and continue to be owned by us, and we benefit from all gains and bear the risk of all losses resulting from deposits of these funds.

See also “Certain Relationships and Related Transactions – Consulting Agreement with Sampen Corporation,” below.

Thomas J. Paup

Mr. Paup is party to an amended and restated employment agreement with us executed in April 2008, effective as of January 1, 2008, having a term running until December 31, 2010 and automatically renewing for additional terms of two years each unless otherwise terminated by either party. Under the terms of his employment agreement, Mr. Paup is entitled to receive a base salary of $160,000 per annum, with increases of 6% per year thereafter to take account of inflation, and will be eligible for a bonus with a target equal to between 20% and 50% of the base salary. The actual bonus payout shall be determined based upon the Company’s achievement level against financial and performance objectives determined by the Compensation Committee of our Board of Directors. Mr. Paup’s employment agreement provides that if we terminate his agreement other than for cause (defined as conviction of certain crimes, willful failure to carry out directives of our board of directors or gross negligence or willful misconduct), we must pay Mr. Paup severance in an amount of four times his monthly salary plus an additional two months’ salary for every year worked during the term of his agreement, with the maximum severance payable of one year’s salary; these payments are doubled in the event of termination by reason of a change of control.

Others

Other employees have entered into individual employment agreements with us. These agreements govern the basic terms of the individual’s employment, such as salary, vacation, overtime pay, severance arrangements and pension plans. Subject to Israeli law, which restricts a company’s right to relocate an employee to a work site farther than sixty kilometers from his or her regular work site, we have retained the right to transfer certain employees to other locations and/or positions provided that such transfers do not result in a decrease in salary or benefits. All of these agreements also contain provisions governing the confidentiality of information and ownership of intellectual property learned or created during the course of the employee’s tenure with us. Under the terms of these provisions, employees must keep confidential all information regarding our operations (other than information which is already publicly available) received or learned by the employee during the course of employment. This provision remains in force for five years after the employee has left our service. Further, intellectual property created during the course of the employment relationship belongs to us.

A number of the individual employment agreements, but not all, contain non-competition provisions which restrict the employee’s rights to compete against us or work for an enterprise which competes against us. Such provisions remain in force for a period of two years after the employee has left our service.

Under the laws of Israel, an employee of ours who has been dismissed from service, died in service, retired from service upon attaining retirement age, or left due to poor health, maternity or certain other reasons, is entitled to severance pay at the rate of one month’s salary for each year of service, pro rata for partial years of service. We currently fund this obligation by making monthly payments to approved private provident funds and by its accrual for severance pay in the consolidated financial statements. See Note 2.r. of the Notes to the Consolidated Financial Statements.

Potential Payments and Benefits upon Termination of Employment

This section sets forth in tabular form quantitative disclosure regarding estimated payments and other benefits that would have been received by certain of our executive officers if their employment had terminated on December 31, 2007 (the last business day of the fiscal year).

Mr. Paup’s prior employment agreement contained no provision with respect to payments or benefits upon termination of employment, and hence there is no tabular disclosure with respect to him below.

For a narrative description of the severance and change in control arrangements in the employment contracts of Messrs. Ehrlich and Esses, see “– Employment Contracts,” above. Each of Messrs. Ehrlich and Esses will be eligible to receive severance payments in excess of accrued but unpaid items only if he signs a general release of claims.

Robert S. Ehrlich

The following table describes the potential payments and benefits upon employment termination for Robert S. Ehrlich, our Chairman and Chief Executive Officer, pursuant to applicable law and the terms of his employment agreement with us, as if his employment had terminated on December 31, 2007 (the last business day of the fiscal year) under the various scenarios described in the column headings as explained in the footnotes below.

ROBERT S. EHRLICH
Payments and Benefits	Death or Disability(1)	Cause(2)	Good Reason(3)	Change of Control(4)	Termination at Will(5)	Other Employee Termination(6)
Accrued but unpaid:
Base salary	$33,333	$33,333	$33,333	$33,333	$33,333	$33,333
Bonus	6,960	6,960	6,960	6,960	6,960	6,960
Vacation	76,400	76,400	76,400	76,400	76,400	76,400
Recuperation pay(7)	345	345	345	345	345	345
Benefits:
Manager’s insurance(8)	5,277	5,277	5,277	5,277	5,277	5,277
Continuing education fund(9)	2,500	2,500	2,500	2,500	2,500	2,500
Tax gross-up on automobile	1,952	–	1,952	1,952	1,952	–
Contractual severance	1,625,400	–	1,625,400	1,625,400	1,625,400	–
Statutory severance(10)	643,998	–	643,998	643,998	643,998	–
Accelerated vesting of restricted stock	168,800	–	168,800	168,800	–	–
TOTAL:	$2,564,965	$124,815	$2,564,965	$2,564,965	$2,396,165	$124,815

(1)
“Disability” is defined in Mr. Ehrlich’s employment agreement as a physical or mental infirmity which impairs the Mr. Ehrlich’s ability to substantially perform his duties and which continues for a period of at least 180 consecutive days.

(2)
“Cause” is defined in Mr. Ehrlich’s employment agreement as (i) conviction for fraud, crimes of moral turpitude or other conduct which reflects on us in a material and adverse manner; (ii) a willful failure to carry out a material directive of our Board of Directors, provided that such directive concerned matters within the scope of Mr. Ehrlich’s duties, would not give Mr. Ehrlich “Good Reason” to terminate his agreement (see footnote 4 below) and was capable of being reasonably and lawfully performed; (iii) conviction in a court of competent jurisdiction for embezzlement of our funds; and (iv) reckless or willful misconduct that is materially harmful to us.

(3)
“Good Reason” is defined in Mr. Ehrlich’s employment agreement as (i) a change in Mr. Ehrlich’s status, title, position or responsibilities which, in Mr. Ehrlich’s reasonable judgment, represents a reduction or demotion in his status, title, position or responsibilities as in effect immediately prior thereto; (ii) a reduction in Mr. Ehrlich’s base salary; (iii) the failure by us to continue in effect any material compensation or benefit plan in which Mr. Ehrlich is participating; (iv) the insolvency or the filing (by any party, including us) of a petition for the winding-up of us; (v) any material breach by us of any provision of Mr. Ehrlich’s employment agreement; (vi) any purported termination of Mr. Ehrlich’s employment for cause by us which does not comply with the terms of Mr. Ehrlich’s employment agreement; and (vii) any movement of the location where Mr. Ehrlich is generally to render his services to us from the Jerusalem/Tel Aviv area of Israel.

(4)
“Change of Control” is defined in Mr. Ehrlich’s employment agreement as (i) the acquisition (other than from us in any public offering or private placement of equity securities) by any person or entity of beneficial ownership of 20% or more of the combined voting power of our then-outstanding voting securities; or (ii) individuals who, as of January 1, 2000, were members of our Board of Directors (the “Original Board”), together with individuals approved by a vote of at least 2/3 of the individuals who were members of the Original Board and are then still members of our Board, cease for any reason to constitute at least 1/3 of our Board of us; or (iii) approval by our shareholders of a complete winding-up or an agreement for the sale or other disposition of all or substantially all of our assets.

(5)
“Termination at Will” is defined in Mr. Ehrlich’s employment agreement as Mr. Ehrlich terminating his employment with us on written notice of at least 120 days in advance of the effective date of such termination.

(6)	“Other Employee Termination” means a termination by Mr. Ehrlich of his employment without giving us the advance notice of 120 days needed to make such a termination qualify as a “Termination at Will.”
(7)	Pursuant to Israeli law and our customary practice, we pay Mr. Ehrlich in July of each year the equivalent of ten days’ “recuperation pay” at the statutory rate of NIS 318 (approximately $86) per day.
(8)
Payments to managers’ insurance, a benefit customarily given to senior executives in Israel, come to a total of 15.83% of base salary, consisting of 8.33% for payments to a fund to secure payment of statutory severance obligations, 5% for pension and 2.5% for disability. The managers’ insurance funds reflected in the table do not include the 8.33% payments to a fund to secure payment of statutory severance obligations with respect to amounts paid prior to December 31, 2007, which funds are reflected in the table under the “Statutory severance” heading.

(9)
Pursuant to Israeli law, we must contribute an amount equal to 7.5% of Mr. Ehrlich’s base salary to a continuing education fund, up to the permissible tax-exempt salary ceiling according to the income tax regulations in effect from time to time. At December 31, 2007, the ceiling then in effect was NIS 15,712 (approximately $4,250). In Mr. Ehrlich’s case, we have customarily contributed to his continuing education fund in excess of the tax-exempt ceiling, and then reimbursed Mr. Ehrlich for the tax. The sums in the table reflect this additional contribution and the resultant tax reimbursement.

(10)	Under Israeli law, employees terminated other than for cause receive severance in the amount of one month’s base salary for each year of work, at their salary rate at the date of termination.

Steven Esses

The following table describes the potential payments and benefits upon employment termination for Steven Esses, our President and Chief Operating Officer, pursuant to applicable law and the terms of his employment agreement with us, as if his employment had terminated on December 31, 2007 (the last business day of the fiscal year) under the various scenarios described in the column headings as explained in the footnotes below.

See also “Certain Relationships and Related Transactions – Consulting Agreement with Sampen Corporation,” below.

STEVEN ESSES
Payments and Benefits	Non- Renewal(1)	Death or Disability(2)	Cause(3)	Good Reason(4)	Change of Control(5)	Change of Location(6)	Retirement(7)	Early Retirement(8)	Other Employee Termination(9)
Accrued but unpaid(10):
Base salary	$6,068	$6,068	$6,068	$6,068	$6,068	$6,068	$6,068	$6,068	$6,068
Vacation	45,393	45,393	45,393	45,393	45,393	45,393	45,393	45,393	45,393
Sick leave(11)	17,455	17,455	–	17,455	17,455	17,455	17,455	17,455	–
Recuperation pay(12)	241	241	241	241	241	241	241	241	241
Benefits:
Manager’s insurance(13)	961	961	961	961	961	961	961	961	961
Continuing education fund(14)	1,415	1,415	1,415	1,415	1,415	1,415	1,415	1,415	1,415
Tax gross-up on automobile	2,317	2,317	–	2,317	2,317	2,317	2,317	2,317	–
Contractual severance	330,000	330,000	–	330,000	330,000	330,000	330,000	330,000	–
Statutory severance(15)	28,794	28,794	–	28,794	28,794	28,794	28,794	28,794	–
Benefits:
Manager’s insurance(13)	11,527	11,527	–	11,527	11,527	11,527	11,527	11,527	–
Vacation	6,545	6,545	–	6,545	6,545	6,545	6,545	6,545	–
Continuing education fund(14)	29,647	29,647	–	29,647	29,647	29,647	29,647	29,647	–
Automobile(16)	11,126	11,126	–	11,126	11,126	11,126	11,126	11,126	–
Tax gross-up(16)	13,666	13,666	–	13,666	13,666	13,666	13,666	13,666	–
TOTAL:	$505,155	$505,155	$54,078	$505,155	$505,155	$505,155	$505,155	$505,155	$54,078

(1)
“Non-renewal” is defined in Mr. Esses’s employment agreement as a decision, made with written notice of at least 90 days in advance of the effective date of such decision, by either us or Mr. Esses not to renew Mr. Esses’s employment for an additional two-year term. Pursuant to the terms of Mr. Esses’s employment agreement, in the absence of such notice, Mr. Esses’s employment agreement automatically renews.

(2)
“Disability” is defined in Mr. Esses’s employment agreement as a physical or mental infirmity which impairs the Mr. Esses’s ability to substantially perform his duties and which continues for a period of at least 180 consecutive days.

(3)
“Cause” is defined in Mr. Esses’s employment agreement as (i) conviction for fraud, crimes of moral turpitude or other conduct which reflects on us in a material and adverse manner; (ii) a willful failure to carry out a material directive of our Chief Executive Officer, provided that such directive concerned matters within the scope of Mr. Esses’s duties, would not give Mr. Esses “Good Reason” to terminate his agreement (see footnote 4 below) and was capable of being reasonably and lawfully performed; (iii) conviction in a court of competent jurisdiction for embezzlement of our funds; and (iv) reckless or willful misconduct that is materially harmful to us.

(4)
“Good Reason” is defined in Mr. Esses’s employment agreement as (i) a change in (a) Mr. Esses’s status, title, position or responsibilities which, in Mr. Esses’s reasonable judgment, represents a reduction or demotion in his status, title, position or responsibilities as in effect immediately prior thereto, or (b) in the primary location from which Mr. Esses shall have conducted his business activities during the 60 days prior to such change; or (ii) a reduction in Mr. Esses’s base salary; (iii) the failure by us to continue in effect any material compensation or benefit plan in which Mr. Esses is participating; (iv) the insolvency or the filing (by any party, including us) of a petition for the winding-up of us; (v) any material breach by us of any provision of Mr. Esses’s employment agreement; and (vi) any purported termination of Mr. Esses’s employment for cause by us which does not comply with the terms of Mr. Esses’s employment agreement.

(5)
“Change of Control” is defined in Mr. Esses’s employment agreement as (i) the acquisition (other than from us in any public offering or private placement of equity securities) by any person or entity of beneficial ownership of 30% or more of the combined voting power of our then-outstanding voting securities; or (ii) individuals who, as of January 1, 2000, were members of our Board of Directors (the “Original Board”), together with individuals approved by a vote of at least 2/3 of the individuals who were members of the Original Board and are then still members of our Board, cease for any reason to constitute at least 1/3 of our Board of us; or (iii) approval by our shareholders of a complete winding-up or an agreement for the sale or other disposition of all or substantially all of our assets.

(6)
“Change of location” is defined in Mr. Esses’s employment agreement as a change in the primary location from which Mr. Esses shall have conducted his business activities during the 60 days prior to such change.

(7)	“Retirement” is defined as Mr. Esses terminating his employment with us at age 65 or older on at least 150 days’ prior notice.
(8)	“Early Retirement” is defined as Mr. Esses terminating his employment with us at age 55 or older (up to age 65) on at least 150 days’ prior notice.
(9)
Any termination by Mr. Esses of his employment with us that does not fit into any of the prior categories, including but not limited to Mr. Esses terminating his employment with us, with or without notice, other than at the end of an employment term or renewal thereof, in circumstances that do not fit into any of the prior categories.

(10)
Does not include a total of $12,800 in accrued but unpaid consulting fees due at December 31, 2007 to Sampen Corporation, a New York corporation owned by members of Steven Esses’s immediate family, from which Mr. Esses receives a salary. See “Certain Relationships and Related Transactions – Consulting Agreement with Sampen Corporation,” below.

(11)	Limited to an aggregate of 30 days.
(12)	Pursuant to Israeli law and our customary practice, we pay Mr. Esses in July of each year the equivalent of six days’ “recuperation pay” at the statutory rate of NIS 318 (approximately $86) per day.
(13)
Payments to managers’ insurance, a benefit customarily given to senior executives in Israel, come to a total of 15.83% of base salary, consisting of 8.33% for payments to a fund to secure payment of statutory severance obligations, 5% for pension and 2.5% for disability. The managers’ insurance funds reflected in the table do not include the 8.33% payments to a fund to secure payment of statutory severance obligations with respect to amounts paid prior to December 31, 2007, which funds are reflected in the table under the “Statutory severance” heading.

(14)
Pursuant to Israeli law, we must contribute an amount equal to 7.5% of Mr. Esses’s base salary to a continuing education fund, up to the permissible tax-exempt salary ceiling according to the income tax regulations in effect from time to time. At December 31, 2007, the ceiling then in effect was NIS 15,712 (approximately $4,350). In Mr. Esses’s case, we have customarily contributed to his continuing education fund in excess of the tax-exempt ceiling, and then reimbursed Mr. Esses for the tax. The sums in the table reflect this additional contribution and the resultant tax reimbursement.

(15)	Under Israeli law, employees terminated other than for cause receive severance in the amount of one month’s base salary for each year of work, at their salary rate at the date of termination.
(16)
Under the terms of Mr. Esses’s employment agreement, we must under certain circumstances provide him with the use of the company car that he was driving at the time of termination for a period of time after termination and pay the tax on the benefit thereon. The taxable value of this use is reflected in the table.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors (the “Audit Committee”) currently consists of three non-employee directors, Prof. Seymour Jones, Lawrence M. Miller, and Jack E. Rosenfeld, each of whom has been determined to be independent as defined by the Nasdaq rules and SEC regulations. Following our Annual Meeting, the Audit Committee will consist of Prof. Jones (Chair) and Messrs. Marrus and Sloyer, each of whom has been determined to be independent as defined by the Nasdaq rules and SEC regulations. The Audit Committee operates under a written charter adopted by the Board of Directors.

Management is responsible for Arotech’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of Arotech’s consolidated financial statements in accordance with generally accepted accounting principles and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that Arotech’s audited consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61.

Arotech’s independent accountants also provided to the Audit Committee the written disclosure required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Committee discussed with the independent accountants that firm’s independence and considered whether the non-audit services provided by the independent accountants are compatible with maintaining its independence.

Based on the Audit Committee’s discussions with management and the independent accountants, and the Audit Committee’s review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in Arotech’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission.

Submitted by the Audit Committee

Prof. Seymour Jones
Lawrence M. Miller
Jack E. Rosenfeld

FEES BILLED FOR SERVICES RENDERED BY PRINCIPAL ACCOUNTANT

In accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the Audit Committee’s charter, all audit and audit-related work and all non-audit work performed by our independent ac-

countants, BDO Seidman, LLP (“BDO”), is approved in advance by the Audit Committee, including the proposed fees for such work. The Audit Committee is informed of each service actually rendered.

➢
Audit Fees. Audit fees billed or expected to be billed to us by BDO for the audit of the financial statements included in our Annual Report on Form 10-K, and reviews of the financial statements included in our Quarterly Reports on Form 10-Q, for the years ended December 31, 2007 and 2006 totaled approximately $408,000 and $456,000, respectively.

➢
Audit-Related Fees.  BDO billed us $16,000 and $15,000 for the fiscal years ended December 31, 2007 and 2006, respectively, for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements.

➢	Tax Fees. BDO billed us $0 and $9,000 for the fiscal years ended December 31, 2007 and 2006, respectively, for tax services.

➢
All Other Fees. The Audit Committee of the Board of Directors has considered whether the provision of the Audit-Related Fees, Tax Fees and all other fees are compatible with maintaining the independence of our principal accountant.

Applicable law and regulations provide an exemption that permits certain services to be provided by our outside auditors even if they are not pre-approved. We have not relied on this exemption at any time since the Sarbanes-Oxley Act was enacted.

A representative of BDO Seidman, LLP is expected to be present at the Annual Meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information regarding the security ownership, as of September 8, 2008, of those persons owning of record or known by us to own beneficially more than 5% of our common stock (of which there were none) and of each of our Named Executive Officers and directors, and the shares of common stock held by all of our directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned(2)(3)		Percentage of Total Shares Outstanding(3)
Robert S. Ehrlich	606,393	(4)	4.4%
Steven Esses	374,284	(5)	2.7%
Thomas J. Paup	150,000	(6)	1.1%
Dr. Jay M. Eastman	10,430	(7)	*
Jack E. Rosenfeld	10,572	(8)	*
Lawrence M. Miller	34,552	(9)	*
Edward J. Borey	11,572	(10)	*
Prof. Seymour Jones	10,430	(11)	*
Elliot Sloyer	43,720	(12)	*
Michael E. Marrus	13,720	(13)	*
All directors and executive officers as a group (10 persons)	1,265,673	(14)	9.3%

*	Less than one percent.
(1)	The address of each named beneficial owner is in care of Arotech Corporation, 1229 Oak Valley Drive, Ann Arbor, Michigan 48108.

(2)
Unless otherwise indicated in these footnotes, each of the persons or entities named in the table has sole voting and sole investment power with respect to all shares shown as beneficially owned by that person, subject to applicable community property laws.

(3)
Based on 13,637,639 shares of common stock outstanding as of September 8, 2008. For purposes of determining beneficial ownership of our common stock, owners of options exercisable within sixty days are considered to be the beneficial owners of the shares of common stock for which such securities are exercisable. The percentage ownership of the outstanding common stock reported herein is based on the assumption (expressly required by the applicable rules of the Securities and Exchange Commission) that only the person whose ownership is being reported has exercised his options for shares of common stock.

(4)
Consists of 276,000 shares held directly by Mr. Ehrlich, 293,333 shares of unvested restricted stock, 3,571 shares held by Mr. Ehrlich’s wife (in which shares Mr. Ehrlich disclaims beneficial ownership), 11,527 shares held in Mr. Ehrlich’s pension plan, and 21,962 shares issuable upon exercise of options exercisable within 60 days of September 8, 2008.

(5)	Consists of 91,785 shares held directly by Mr. Esses, 280,000 shares of unvested restricted stock, and 2,499 shares issuable upon exercise of options exercisable within 60 days of September 8, 2008.
(6)	Consists of 42,500 shares held directly by Mr. Paup and 107,500 shares of unvested restricted stock.
(7)	Consists of 10,430 shares of unvested restricted stock.
(8)	Consists of 142 shares held directly by Mr. Rosenfeld and 10,430 shares of unvested restricted stock.
(9)
Consists of 23,271 shares held by Mr. Miller as trustee of the Rose Gross Charitable Foundation, in which shares Mr. Miller disclaims beneficial ownership, 851 shares held directly by Mr. Miller, and 10,430 shares of unvested restricted stock.

(10)	Consists of 1,142 shares owned directly by Mr. Borey and 10,430 shares of unvested restricted stock.
(11)	Consists of 10,430 shares of unvested restricted stock.
(12)	Consists of 30,000 shares owned directly by Mr. Sloyer and 13,720 shares of unvested restricted stock.
(13)	Consists of 13,720 shares of unvested restricted stock.
(14)	Includes 24,461 shares issuable upon exercise of options exercisable within 60 days of September 8, 2008 and 760,423 shares of unvested restricted stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, our directors, certain of our officers and any persons holding more than ten percent of our common stock are required to report their ownership of our common stock and any changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and we are required to report any failure to file by these dates during 2007. Based solely on our review of such reports furnished to us, we are not aware of any instances during 2007, not previously disclosed by us, where such “reporting persons” failed to file the required reports on or before the specified dates, except as follows:

(i)
Mr. Esses was required to file a Form 4 on or prior to January 2, 2008 in connection with his receipt of 200,000 shares of restricted stock. He reported these transactions in a Form 5 filed on February 14, 2008.

(ii)
Mr. Paup was required to file a Form 4 on or prior to January 2, 2008 in connection with his receipt of 65,000 shares of restricted stock. He reported these transactions in a Form 5 filed on February 14, 2008.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Officer Loans

On December 3, 1999, Robert S. Ehrlich purchased 8,928 shares of our common stock out of our treasury at the closing price of the common stock on December 2, 1999. Payment was rendered by Mr. Ehrlich in the form of non-recourse promissory notes due in 2009 in the amount of $167,975, bearing simple annual interest at a rate of 2%, secured by the shares of common stock purchased and other shares of common stock previously held by him. As of December 31, 2007, the aggregate amount outstanding pursuant to this promissory note was $201,570.

On February 9, 2000, Mr. Ehrlich exercised 9,404 stock options. Mr. Ehrlich paid the exercise price of the stock options and certain taxes that we paid on his behalf by giving us a non-recourse promissory note due in 2025 in the amount of $789,991, bearing annual interest (i) as to $329,163, at 1% over the then-current federal funds rate announced from time to time by the Wall Street Journal, and (ii) as to $460,828, at 4% over the then-current percentage increase in the Israeli consumer price index between the date of the loan and the date of the annual interest calculation, secured by the shares of our common stock acquired through the exercise of the options and certain compensation due to Mr. Ehrlich upon termination. As of December 31, 2007, the aggregate amount outstanding pursuant to this promissory note was $820,809.

On June 10, 2002, Mr. Ehrlich exercised 3,571 stock options. Mr. Ehrlich paid the exercise price of the stock options by giving us a non-recourse promissory note due in 2012 in the amount of $36,500, bearing simple annual interest at a rate equal to the lesser of (i) 5.75%, and (ii) 1% over the then-current federal funds rate announced from time to time, secured by the shares of our common stock acquired through the exercise of the options. As of December 31, 2007, the aggregate amount outstanding pursuant to this promissory note was $45,388.

Consulting Agreement with Sampen Corporation

We have a consulting agreement with Sampen Corporation that we executed in March 2005, effective as of January 1, 2005. Sampen is a New York corporation owned by members of Steven Esses’s immediate family, and Mr. Esses is an employee of both the Company and of Sampen. The term of this consulting agreement as extended expires on December 31, 2008, and is extended automatically for additional terms of two years each unless either Sampen or we terminate the agreement sooner.

Pursuant to the terms of our agreement with Sampen, Sampen provides one of its employees to us for such employee to serve as our Chief Operating Officer. We pay Sampen $12,800 per month, plus an annual bonus, on a sliding scale, in an amount equal to a minimum of 20% of Sampen’s annual base compensation then in effect, up to a maximum of 75% of its annual base compensation then in effect if the results we actually attain for the year in question are 120% or more of the amount we budgeted at the beginning of the year. We also pay Sampen, to cover the cost of our use of Sampen’s offices as an ancillary New York office and the attendant expenses and insurance costs, an amount equal to 16% of each monthly payment of base compensation.

STOCKHOLDER COMMUNICATIONS AND PROPOSALS

Stockholder Communications with the Board of Directors

The Board has established a process to receive communications from stockholders. Stockholders may contact any member (or all members) of the Board at <directors@arotech.com>. Non-management directors may be contacted as a group at <nonmanagement-directors@arotech.com>. Any Board committee or any chair of any such committee may be contacted as follows: <audit-chair@arotech.com>, <compensation-chair@arotech.com>, or <nominating-chair@arotech.com>. If you cannot send an electronic message, you may contact Board members by mail at: Arotech Board Members, 1229 Oak Valley Drive, Ann Arbor, Michigan 48108.

The Arotech Corporation Investor Relations Department is responsible for forwarding all such communications to the Board of Directors, and where appropriate, to management. Communications are screened to exclude certain items that are unrelated to the duties and responsibilities of the Board, such as spam, junk mail and mass mailings, product complaints, product inquiries, new product suggestions, job inquiries, surveys, business solicitations or advertisements, and material that is unduly hostile, threatening, illegal or similarly unsuitable. Communications that are filtered out are made available to any director upon request. The Board may involve management in preparing its responses to stockholder communications.

Stockholder Proposals

Pursuant to the rules of the Securities and Exchange Commission, stockholder proposals made in accordance with Rule 14a-8 under the Exchange Act intended to be included in our proxy material for the next annual meeting must be received by us on or before May 19, 2009. Any proposals must be received at our principal executive offices, 1229 Oak Valley Drive, Ann Arbor, Michigan 48108, Attention: Corporate Secretary by the applicable date.

    Stockholder proposals submitted outside the processes of Rule 14a-8 must be received by our Corporate Secretary in a timely fashion. To be timely, such notice and information regarding the proposal and the stockholder must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices, 1229 Oak Valley Drive, Ann Arbor, Michigan 48108, not less than 45 days nor more than 60 days prior to the annual meeting; provided, however, that in the event that less than 60 days’ notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the seventh day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made.

ANNUAL REPORT

Copies of our Annual Report on Form 10-K (including audited financial statements), as amended, filed with the Securities and Exchange Commission may be obtained without charge by writing to Stockholder Relations, Arotech Corporation, 1229 Oak Valley Drive, Ann Arbor, Michigan 48108. A request for a copy of our Annual Report on Form 10-K must set forth a good-faith representation that the requesting party was either a holder of record or a beneficial owner of our common stock on September 8, 2008. Exhibits to the Form 10-K will be mailed upon similar request and payment of specified fees to cover the costs of copying and mailing such materials.

Our audited financial statements for the fiscal year ended December 31, 2007 and certain other related financial and business information are contained in our 2007 Annual Report to Stockholders, which is being made available to our stockholders along with this proxy statement, but which is not deemed a part of the proxy soliciting material.

OTHER MATTERS

We are not aware of any other matter that may come before the annual meeting of stockholders and we do not currently intend to present any such other matter. However, if any such other matters properly come before the meeting or any adjournment thereof, the persons named as proxies will have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their own judgment.

                                            By Order of the Board of Directors,

                                            Yaakov Har-Oz
                                            Senior Vice President, General Counsel and Secretary

Ann Arbor, Michigan
September 15, 2008

AROTECH CORPORATION
INVESTOR RELATIONS
1229 OAK VALLEY DRIVE
ANN ARBOR, MI 48108

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Arotech Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Arotech Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: AROTC1 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

AROTECH CORPORATION

Vote on Directors

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Prof. Seymour Jones
02) Robert S. Ehrlich

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of Arotech Corporation dated September 15, 2008 and of Arotech Corporation's Annual Report for the fiscal year ended December 31, 2007.

Note: Please sign exactly as name appears on this Proxy. When shares are held by joint tenants, both should sign. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If you are signing for a corporation, please sign in the full corporate name by President or other authorized officer. If you are signing for a partnership, please sign in the partnership name by authorized person.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

AROTECH CORPORATION

FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD OCTOBER 27, 2008

The undersigned, having received the Notice of the Annual Meeting of Stockholders and the Proxy Statement on behalf of the Board of Directors of Arotech Corporation (the "Company"), hereby appoint(s) Robert S. Ehrlich and Yaakov Har-Oz, and each of them, proxies of the undersigned (with full power of substitution) to attend the Annual Meeting of the Company to be held on Monday, October 27, 2008 at 10:00 a.m. local time at the offices of Lowenstein Sandler P.C., 1251 Avenue of the Americas, 18th Floor, New York, New York, and all postponements and adjournments thereof (the "Meeting"), and there to vote all shares of common stock of the Company that the undersigned would be entitled to vote, if personally present, in regard to all matters that may come before the Meeting, and without limiting the general authorization hereby given, the undersigned directs that his or her vote be cast as specified in this Proxy.

This Proxy, when properly executed, will be voted in the manner specified herein. If no specification is made, the proxies intend to vote FOR the nominees and FOR the other proposals set forth herein and described in the Board of Directors' Proxy Statement. If any of the nominees is not available to serve, this Proxy may be voted for a substitute. This Proxy delegates discretionary authority with respect to matters not known or determined at the time of solicitation of this Proxy. The undersigned hereby revokes any other proxy previously granted to vote the same shares of stock for said Meeting.

SEE REVERSE SIDE. If you wish to vote in accordance with the recommendations of the Board of Directors, just sign on the reverse side. You need not mark any boxes.

PLEASE SIGN, DATE AND RETURN THIS PROXY FORM PROMPTLY USING THE ENCLOSED ENVELOPE.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on the reverse side)